Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-216748) and Form S-8 (File No. 333-216746 and File No. 333-197283) filed with the Securities and Exchange Commission, of our report dated March 16, 2018, relating to the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and relating to the internal controls over financial reporting as of December 31, 2017, appearing in this Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 16, 2018